EXHIBIT 99.3

GTT Communications, Inc.
Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements and related notes present the historical condensed combined financial information of GTT Communications, Inc. and its wholly owned subsidiaries (hereinafter referred to as "GTT", "we," "our," "us" and similar terms unless the context indicates otherwise) and Hibernia NGS Limited, a private company ("Hibernia"), after giving effect to GTT's probable acquisition of Hibernia that is expected to be completed in the first quarter of 2017. The unaudited pro forma condensed combined financial information gives effect to the probable acquisition of Hibernia based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 combines our historical condensed consolidated balance sheet with the historical condensed balance sheet of Hibernia and has been prepared as if our acquisition of Hibernia had occurred on September 30, 2016. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2016, for the nine months ended September 30, 2015 and for the year ended December 31, 2015 combine our historical consolidated statements of income with Hibernia's historical statements of operations and have been prepared as if the acquisition had occurred on January 1, 2015. The historical Hibernia statement of operations financial information is adjusted to give effect to reclassification adjustments to conform to GTT's financial presentation as set out in Note 3 to these unaudited pro forma condensed combined financial statements. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the condensed combined statements of income, expected to have a continuing impact on the combined results.

We have accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting. We use our best estimates and assumptions to assign fair value to the tangible and intangible assets expected to be acquired and liabilities expected to be assumed at the acquisition date. The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information are subject to change during the measurement period (up to one year from the date the acquisition closes) as we finalize the valuations of the net tangible and intangible assets acquired. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired. The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial information for a number of reasons, including cost synergies and the effect of the incremental costs incurred to integrate the two companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Reports on Form 10-Q for the periods ended September 30, 2016 and September 30, 2015, respectively, and (ii) the historical financial statements of Hibernia as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, and the historical unaudited financial statements of Hibernia as of September 30, 2016 and for the nine months ended September 30, 2016 and September 30, 2015, which are contained in this Form 8-K/A.

EXHIBIT 99.3

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2016
(Amounts in thousands)

	Historical
	GTT	Hibernia	Pro forma Adjustments (4)		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$15,407	$13,301	$(13,301)	(a)	$28,557
			(515,000)	(b)
			(8,000)	(c)
			536,150	(d)
Accounts receivable, net	81,685	29,261	—		110,946
Deferred contract costs	4,030	—	—		4,030
Prepaid expenses and other current assets	15,313	16,463	—		31,776
Total current assets	116,435	59,025	(151)		175,309
Property and equipment, net	40,492	348,165	—		388,657
Intangible assets, net	177,067	2,125	(2,125)	(e)	375,319
			198,252	(f)
Deferred tax asset, net	—	469	—		469
Other assets	13,255	5,121	(4,944)	(a)	13,432
Goodwill	280,593	4,722	(4,722)	(e)	538,845
			258,252	(f)
Total assets	$627,842	$419,627	$444,562		$1,492,031

The accompanying notes are an integral part this unaudited pro forma condensed combined financial information.

EXHIBIT 99.3

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS (contd.)
AS OF SEPTEMBER 30, 2016
(Amounts in thousands, except for share and per share data)

	Historical
	GTT	Hibernia	Pro forma Adjustments (4)		Pro forma Combined
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,664	$12,444	$—		$25,108
Accrued expenses and other current liabilities	40,476	27,609	—		68,085
Acquisition earnouts and holdbacks	7,129	—	—		7,129
Current portion of term debt	4,300	7,980	(7,980)	(a)	7,000
			2,700	(d)
Current capital lease obligation	1,015	—	—		1,015
Deferred revenue	16,647	50,540	(6,644)	(g)	60,543
Total current liabilities	82,231	98,573	(11,924)		168,880

Long-term debt, net of current portion	412,159	118,940	(118,940)	(a)	962,000
			549,841	(d)
Deferred tax liability, net	—	5,414	47,580	(h)	52,994
Capital leases, less current portion	512	—	—		512
Deferred revenue, less current portion	3,137	132,211	(8,115)	(g)	127,233
Accounts payable to shareholder	—	2,113	(2,113)	(a)	—
Other long-term liabilities	4,367	3,269	(3,269)	(a)	4,367
Total liabilities	502,406	360,520	453,060		1,315,986

Commitments and contingencies

Stockholders' equity:
Common stock, par value $.0001 per share, 80,000,000 shares authorized, 37,226,966 shares issued and outstanding as of September 30, 2016.	3	59,263	(59,263)	(i)	3
Preferred stock		37,934	(37,934)	(i)
Additional paid-in capital	193,759	47,384	(47,384)	(i)	268,759
			75,000	(j)
Accumulated deficit	(63,787)	(83,235)	83,235	(i)	(88,178)
			(16,391)	(k)
			(8,000)	(c)
Accumulated other comprehensive income (loss)	(4,539)	(2,239)	2,239	(i)	(4,539)
Total stockholders' equity	125,436	59,107	(8,498)		176,045
Total liabilities and stockholders' equity	$627,842	$419,627	$444,562		$1,492,031

The accompanying notes are an integral part this unaudited pro forma condensed combined financial information.

EXHIBIT 99.3

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016
(Amounts in thousands, except for share and per share data)

	Historical
	GTT	Hibernia (3)	Pro forma Adjustments (4)		Pro forma Combined
Revenue:
Telecommunications services sold	$385,201	$138,647	$(1,069)	(l)	$519,401
			(3,378)	(m)
Operating expenses:
Cost of telecommunications services provided	202,653	59,928	(1,069)	(l)	261,512

Selling, general and administrative expense	105,311	29,627	—		134,938

Severance, restructuring and other exit costs	870	—	—		870
Depreciation and amortization	46,139	23,434	16,356	(f)	85,929
Total operating expenses	354,973	112,989	15,287		483,249

Operating income (loss)	30,228	25,658	(19,734)		36,152

Other income (expense):
Interest expense, net	(21,620)	(8,023)	8,023	(n)	(50,407)
			(28,787)	(d)
Loss on debt extinguishment	(1,632)	(3,046)	3,046	(n)	(1,632)
Other (expense) income, net	(542)	38	—		(504)
Total other expense	(23,794)	(11,031)	(17,718)		(52,543)
Income (loss) before taxes	6,434	14,627	(37,452)		(16,391)
(Benefit from) provision for income taxes	320	2,723	(14,981)	(o)	(11,938)
Net income (loss)	$6,114	$11,904	$(22,471)		$(4,453)
Earnings (loss) per share
Basic	$0.17				$(0.11)
Diluted	$0.16				$(0.11)
Weighted average shares:
Basic	36,998,607		3,329,872	(p)	40,328,479
Diluted	37,481,414		3,329,872	(p)	40,328,479

The accompanying notes are an integral part this unaudited pro forma condensed combined financial information.

EXHIBIT 99.3

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015
(Amounts in thousands, except for share and per share data)

	Historical
	GTT	Hibernia (3)	Pro forma Adjustments (4)		Pro forma Combined
Revenue:
Telecommunications services sold	$254,425	$104,324	$(1,378)	(l)	$353,993
			(3,378)	(m)
Operating expenses:
Cost of telecommunications services provided	142,521	58,823	(1,378)	(l)	199,966
Selling, general and administrative expense	69,410	25,049	8,000	(c)	102,459
Severance, restructuring and other exit costs	7,747	—	—		7,747
Depreciation and amortization	32,472	14,664	16,356	(f)	63,492
Total operating expenses	252,150	98,536	22,978		373,664

Operating income (loss)	2,275	5,788	(27,734)		(19,671)

Other income (expense):
Interest expense, net	(7,829)	(7,129)	7,129	(n)	(49,947)
			(42,118)	(d)
Loss on debt extinguishment	(1,056)	—	(16,391)	(k)	(17,447)
Other expense, net	(1,798)	231	—		(1,567)
Total other expense	(10,683)	(6,898)	(51,380)		(68,961)
Loss before taxes	(8,408)	(1,110)	(79,114)		(88,632)
(Benefit from) provision for income taxes	(124)	3,979	(31,646)	(o)	(27,791)

Net loss	$(8,284)	$(5,089)	$(47,468)		$(60,841)
Loss per share
Basic	$(0.24)				$(1.60)
Diluted	$(0.24)				$(1.60)
Weighted average shares:
Basic	34,603,144		3,329,872	(p)	37,933,016
Diluted	34,603,144		3,329,872	(p)	37,933,016

The accompanying notes are an integral part this unaudited pro forma condensed combined financial information.

EXHIBIT 99.3

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(Amounts in thousands, except for share and per share data)

	Historical
	GTT	Hibernia (3)	Pro forma Adjustments (4)		Pro forma Combined
Revenue:
Telecommunications services sold	$369,250	$148,871	$(1,768)	(l)	$511,849
			(4,504)	(m)
Operating expenses:
Cost of telecommunications services provided	204,458	79,381	(1,768)	(l)	282,071
Selling, general and administrative expense	101,712	47,380	8,000	(c)	157,092
Restructuring costs, employee termination and other items	12,670	—	—		12,670
Depreciation and amortization	46,708	22,203	21,808	(f)	90,719
Total operating expenses	365,548	148,964	28,040		542,552

Operating (loss) income	3,702	(93)	(34,312)		(30,703)

Other income (expense):
Interest expense, net	(13,942)	(10,599)	10,599	(n)	(66,850)
			(52,908)	(d)
Loss on debt extinguishment	(3,420)	—	(16,391)	(k)	(19,811)
Other expense, net	(1,167)	466	—		(701)
Total other expense	(18,529)	(10,133)	(58,700)		(87,362)
Loss before taxes	(14,827)	(10,226)	(93,012)		(118,065)
(Benefit from) provision for income taxes	(34,131)	4,445	(37,205)	(o)	(66,891)
Net (loss) income	$19,304	$(14,671)	$(55,807)		$(51,174)

Earnings (loss) per share
Basic	$0.55				$(1.34)
Diluted	$0.54				$(1.34)
Weighted average shares:
Basic	34,973,284		3,329,872	(p)	38,303,156
Diluted	35,801,395		3,329,872	(p)	38,303,156

The accompanying notes are an integral part this unaudited pro forma condensed combined financial information.

EXHIBIT 99.3

GTT Communications, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1. Description of the Business Combination
On November 8, 2016, the Company executed a Share Purchase Agreement (the “Purchase Agreement”) to acquire 100% of Hibernia NGS Limited, a private company (“Hibernia”).  Pursuant to the Purchase Agreement, at closing the Company will pay $515 million in cash plus $75 million in newly issued common stock of the Company.  The purchase price is subject to a final post-closing reconciliation for closing date cash, net working capital, transaction expenses, indebtedness, certain tax payments and prepaid customer contracts.  The transaction is expected to close by the end of the first quarter of 2017.

The following table summarizes the components of the purchase consideration transferred (in thousands):

Cash to be paid at closing	$515,000
Common stock 3,329,872 shares (based on a volume weighted average price of $22.52 per share for the 20 trailing days ended on the date of the Purchase Agreement)(1)	75,000
Estimated purchase consideration	$590,000

(1) The final purchase consideration will use the share price at closing.

The following table summarizes the preliminary allocation of the purchase price to the assets expected to be acquired and liabilities expected to be assumed based on their fair values on the assumed acquisition date and the related estimated useful lives of the amortizable intangible assets acquired (in thousands, except for estimated useful life):

		Preliminary estimated useful life
Assets acquired:
Current Assets:
Accounts receivable	$29,261
Prepaid expenses and other assets	17,109
Property, plant and equipment	348,165
Intangible assets - Customer Lists	198,252	8 - 10 years
Goodwill	258,252
Total assets acquired	851,039

Liabilities assumed:
Accounts payable and accrued expenses	(40,053)
Deferred revenue	(167,992)
Deferred tax liability	(52,994)
Total liabilities assumed	(261,039)

Net assets acquired	$590,000

Goodwill is not expected to be deductible for tax purposes. Goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, we will record an expense for the amount impaired during the period in which the determination is made.
Upon completion of the fair value assessment, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.
The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings

EXHIBIT 99.3

from operating efficiencies, synergies, asset dispositions or restructuring activities that could result from the acquisition. In addition, the unaudited pro forma combined financial statements do not reflect non-recurring exit costs, transaction and integration expenses, which we expect to be approximately $15 million in the aggregate, primarily recognized during 2017.

Note 2. Accounting Policies
During the preparation of the accompanying unaudited pro forma condensed combined financial statements, GTT was not aware of any material differences between accounting policies of GTT and Hibernia, except for certain reclassifications necessary to conform Hibernia's financial statement presentation as discussed in Note 3 below. Accordingly, the accompanying unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the companies.

Following the closing of the Hibernia acquisition, GTT will finalize its review of Hibernia's accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Hibernia's results of operations or assets or liabilities to conform to GTT's accounting policies and classifications. Although GTT does not anticipate any material adjustments, as a result of this review, GTT may identify differences between the accounting policies of the two companies.

Note 3. Reclassifications
Financial information presented in the “Historical Hibernia” column in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 and 2015 and for the year ended December 31, 2015 have been reclassified to conform to the presentation in GTT's historical consolidated financial statements, as follows (in thousands):

Nine Months Ended September 30, 2016	Before Classification	Reclassification	After Reclassification
Cost of sales	$15,122	$(15,122)	$—
Network operating expenses	52,157	(52,157)	—
Cost of telecommunication services provided		59,928	59,928
Sales and marketing	13,958	(13,958)	—
General and administrative	8,318	(8,318)	—
Selling, general and administrative		29,627	29,627
Depreciation	22,853	(22,853)	—
Amortization	581	(581)	—
Depreciation and amortization		23,434	23,434

Network operating expenses includes $7.4 million of salaries that has been reclasssified to selling, general and administrative expenses pursuant to GTT presentation policies.

Nine Months Ended September 30, 2015	Before Classification	Reclassification	After Reclassification
Cost of sales	$16,626	$(16,626)	$—
Network operating expenses	48,287	(48,287)	—
Cost of telecommunication services provided		58,823	58,823
Sales and marketing	11,931	(11,931)	—
General and administrative	7,028	(7,028)	—
Selling, general and administrative		25,049	25,049
Depreciation	14,042	(14,042)	—
Amortization	622	(622)	—
Depreciation and amortization		14,664	14,664

EXHIBIT 99.3

Network operating expenses includes $6.1 million of salaries that has been reclasssified to selling, general and administrative expenses pursuant to GTT presentation policies.

Year Ended December 31, 2015	Before Classification	Reclassification	After Reclassification
Cost of sales	$22,022	$(22,022)	$—
Network operating expenses	65,856	(65,856)	—
Cost of telecommunication services provided		79,381	79,381
Sales and marketing	16,783	(16,783)	—
General and administrative	22,100	(22,100)	—
Selling, general and administrative		47,380	47,380
Depreciation	21,387	(21,387)	—
Amortization	816	(816)	—
Depreciation and amortization		22,203	22,203
Network operating expenses includes $8.5 million of salaries that has been reclasssified to selling, general and administrative expenses pursuant to GTT presentation policies.

Note 4. Pro Forma Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

a.
The acquisition of Hibernia is expected to be completed on a cash free and debt free basis at closing. This adjustment represents the elimination of Hibernia cash and indebtedness at closing. Outstanding indebtedness included term debt of $126.9 million and associated deferred financing costs of $4.9 million. In addition, unpaid purchase consideration and payables to shareholders of $3.3 million and $2.1 million respectively, were defined as indebtedness pursuant to the Purchase Agreement.

b.	To record the cash consideration paid to the seller in the transaction (See Note 1).

c.
To record transaction costs paid at closing. This has been reflected as an adjustment to cash and accumulated deficit as of September 30, 2016 and an adjustment to selling, general and administrative expenses on the pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and year ended December 31, 2015, respectively.

d.
In conjunction with the acquisition of Hibernia, GTT expects to replace its current debt with new debt. The new debt is expected to include a term loan of $700 million, a revolving credit facility of $75 million (undrawn at close) and senior unsecured notes of $300 million.

The following table summarizes the movement of cash related to the new debt (in thousands):

Cash In
New term loan - current	$7,000
New term loan - non-current	693,000
Senior unsecured notes	300,000
Less: estimated original issuance discount and new deferred financing costs	(31,000)
Total proceeds from new debt	969,000

Cash Out
Repayment of existing debt	432,850
Net increase in cash from new debt (1)	$536,150

EXHIBIT 99.3

(1) GTT presents long-term debt on its balance sheet net of unamortized original issuance discount ("OID") and unamortized deferred financing costs, therefore the net change in long-term debt is equal to the net increase in cash above plus the unamortized OID and deferred financing costs referred to in note (k) below.
The table below reflects the additional net interest expense as if the new debt was outstanding as of the beginning of the periods (amounts in thousands):

	Year Ended December 31, 2015	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2016
Pro forma interest expense on new debt plus amortization of OID and deferred financing costs	$66,850	$49,947	$50,407

Less: Historical interest expense on existing debt	(13,942)	(7,829)	(21,620)

Net increase	$52,908	$42,118	$28,787

Based on the assumed debt structure, a 12.5 basis point change in the associated interest rate on the new debt would change the annual interest expense by approximately $1.3 million.

e.	To eliminate the historical Hibernia unamortized definite-lived intangibles and goodwill.

f.
To record preliminary fair values of the intangible assets to be acquired in connection with the Hibernia acquisition and associated amortization expenses (in thousands, except for estimated useful life).

	Prelim fair value	Prelim estimated useful life	Nine months amortization based upon prelim fair values	Annual amortization expense based on prelim fair values
Definite-lived intangibles
Customer relationships	$198,252	8 - 10 years	$16,356	$21,808

Indefinite-lived intangibles
Goodwill	$258,252

g.
Represents an adjustment to record Hibernia's deferred revenue at fair value. The fair value estimate for deferred revenue is preliminary, and the final fair value determination for deferred revenue may differ from this preliminary determination. The fair value of deferred revenue was estimated as the direct and indirect costs of fulfilling the legal performance obligations, plus a reasonable profit margin for the level of effort required by GTT after the acquisition date.

h.
The Hibernia acquisition is expected to result in carryover basis for tax attributes. Based on the preliminary purchase accounting for the Hibernia acquisition, including the preliminary fair value adjustments for identifiable intangible assets acquired and deferred revenue obligations assumed, GTT recorded a net increase to deferred tax liabilities of $47.6 million, estimated using a combined federal and state statutory rate of 40%.

i.	To eliminate the historical Hibernia common stock, preferred stock, additional paid in capital, accumulated deficit and accumulated other comprehensive loss.

j.	To record the additional paid in capital associated with the issuance of 3,329,872 shares, or $75 million of additional paid in capital, at the acquisition date.

k.
Represents an adjustment to eliminate GTT's unamortized deferred financing costs and unamortized original issuance discount for the existing debt, referenced in note (d) above. This has been reflected as an adjustment to accumulated

EXHIBIT 99.3

deficit as of September 30, 2016 and an adjustment to the loss on debt extinguishment on the pro forma income statement for the nine months ended September 30, 2015 and year ended December 31, 2015.

l.To eliminate intercompany revenue and cost of revenue historically recognized between GTT and Hibernia.

m.	Represents the adjustment to the amortization of deferred revenue assuming that the adjustments to deferred revenue referred to in note (g) above occurred on January 1, 2015.

n.	To eliminate the interest expense and any loss on extinguishment of debt recorded by Hibernia.

o.To record pro forma adjustments to reflect benefits from income tax at the statutory rate of 40% (amounts in thousands, other than percentages):

	Year Ended December 31, 2015	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2016
Total pro forma adjustments	$(93,012)	$(79,114)	$(37,452)
Statutory tax rate applicable to pro forma adjustments	40%	40%	40%
Pro forma adjustments to reflect benefits from income taxes	$(37,205)	$(31,646)	$(14,981)

p.	To reflect on a preliminary pro forma basis the effect of issuing 3,329,872 shares of newly issued common stock of weighted average shares (both basic and diluted).

EXHIBIT 99.3

Note 5. Supplemental Deferred Revenue Disclosure for Hibernia

Hibernia has historically sold network capacity for periods in excess of one year on a prepaid basis, including certain indefeasible rights of use (IRU’s).  These prepayments are recorded as deferred revenue when collected, and amortized over the life of their respective contracts.  The following unaudited table provides a rollforward of the impact of these prepayments and related amortization, excluding normal course advance billings and non-recurring charges (amounts in thousands).

Balance as of 12/31/13	$56,141
Plus: Prepaid/IRU receipts	57,267
Less: Prepaid/IRU amortization	(12,655)
Balance as of 12/31/14	100,753
Plus: Prepaid/IRU receipts	128,510
Less: Prepaid/IRU amortization	(24,985)
Balance as of 12/31/15	204,278
Plus: Prepaid/IRU receipts	8,099
Less: Prepaid/IRU amortization	(23,157)
Less: Return of fiber pair	(28,543)
Balance as of 9/30/16	160,677
Less: Purchase accounting adjustment (1)	(14,759)
Pro Forma Balance as of 9/30/16	$145,918

(1) Note 4 (g) above describes the fair value adjustment that is expected to be recorded at closing related to Hibernia's deferred revenue.

Post-acquisition, GTT expects to continue to amortize the majority of Hibernia’s pre-close unamortized prepaid revenue.  The following unaudited table provides the expected post-close amortization of Hibernia’s unamortized prepaid revenue (amounts in thousands):

Future Amortization of Pro Forma 9/30/16 Balance:
Remainder of 2016	$5,456
2017	21,481
2018	13,137
2019	12,779
2020	11,853
2021	9,603
beyond	71,609
$145,918

In addition, GTT expects to continue to sell some additional network capacity on a prepaid basis, but at a lower level than Hibernia sold historically.  These additional amounts are not included in the table above.

Note 6. Supplemental Non-GAAP Measures

In addition to financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), from time to time we may use or publicly disclose certain "non-GAAP financial measures" in the course of our financial presentations, earnings releases, earnings conference calls, and otherwise. For these purposes, the U.S. Securities and Exchange Commission (“SEC”) defines a "non-GAAP financial measure" as a numerical measure of historical or future financial performance, financial positions, or cash flows that (i) exclude amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and (ii) include amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented.

EXHIBIT 99.3

Non-GAAP financial measures are provided as additional information to investors to provide an alternative method for assessing our financial condition and operating results. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate our performance and profitability. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. These measures should be used in addition to and in conjunction with results presented in accordance with GAAP, and should not be relied upon to the exclusion of GAAP financial measures.

Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure we will also present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is defined by us as income/(loss) before interest, income taxes, depreciation and amortization ("EBITDA") adjusted to exclude severance, restructuring and other exit costs, acquisition-related transaction and integration costs, losses on extinguishment of debt, share-based compensation, and from time to time, other non-cash or non-recurring items. We use Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures we use for planning and forecasting future periods. We further believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures. However other companies may define Adjusted EBITDA differently than we do, so our Adjusted EBITDA may not be fully comparable with those of other companies. In addition, we have debt covenants that are based on a leverage ratio which utilizes a modified EBITDA calculation, as defined in our credit agreement. The modified EBITDA calculation in our credit agreement is similar to our definition of Adjusted EBITDA; however it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the applicable reporting period. Finally, Adjusted EBITDA results, along with other quantitative and qualitative information, are utilized by management and our compensation committee for purposes of determining bonus payouts to our employees.

Adjusted EBITDA less capital expenditures

Adjusted EBITDA less purchases of property and equipment, which we also refer to as capital expenditures, is a performance measure that is used to evaluate the appropriate level of capital expenditures needed to support our expected revenue, and to provide a comparable view of our performance relative to other telecommunications companies who may utilize different strategies for providing access to fiber-based services and related infrastructure. We use a “capex light” strategy, which means we purchase fiber-based services and related infrastructure from other providers on an as-needed basis, pursuant to our customers’ requirements. Many other telecommunications companies spend significant amounts of capital expenditures to construct their own fiber networks and data centers, and attempt to purchase as little as possible from other providers. As a result of our strategy, we typically have lower Adjusted EBITDA margins compared to other providers, but also spend much less on capital expenditures relative to our revenue. We believe it is important to take both of these factors into account when evaluating our performance.

The historical Hibernia statement of operations financial information is adjusted to give effect to reclassification adjustments to conform to GTT's financial presentation as set out in Note 3 to these unaudited pro forma condensed combined financial statements.

The following unaudited tables reconcile the pro forma combined Adjusted EBITDA from net income (loss) for the periods below (amounts in thousands):

EXHIBIT 99.3

Nine Months Ended September 30, 2016

	GTT	Hibernia (3)	Pro Forma Adjustments	Pro Forma Combined

Net income (loss)	$6,114	$11,904	$(22,471)	$(4,453)
Provision for (benefit from) income taxes	320	2,723	(14,981)	(11,938)
Interest and other expense, net	22,162	7,985	20,764	50,911
Loss on debt extinguishment	1,632	3,046	(3,046)	1,632
Depreciation and amortization	46,139	23,434	16,356	85,929
Severance, restructuring and other exit costs	870	—	—	870
Transaction and integration costs	3,124	—	—	3,124
Share-based compensation	10,896	—	—	10,896
Adjusted EBITDA	91,257	49,092	(3,378)	136,971
Purchases of property, plant and equipment (1)	(17,813)	(11,128)	—	(28,941)
Adjusted EBITDA less capital expenditures	$73,444	$37,964	$(3,378)	$108,030
(1) Excludes $1.6 million of capital expenditures associated with Project Express

Nine Months Ended September 30, 2015

	GTT	Hibernia (3)	Pro Forma Adjustments	Pro Forma Combined

Net loss	$(8,284)	$(5,089)	$(47,468)	$(60,841)
(Benefit from) provision for income taxes	(124)	3,979	(31,646)	(27,791)
Interest and other expense, net	9,627	6,898	34,989	51,514
Loss on debt extinguishment	1,056	—	16,391	17,447
Depreciation and amortization	32,472	14,664	16,356	63,492
Severance, restructuring and other exit costs	7,747	—	—	7,747
Transaction and integration costs	3,595	—	8,000	11,595
Share-based compensation	5,417	—	—	5,417
Adjusted EBITDA	51,506	20,452	(3,378)	68,580
Purchases of property, plant and equipment(1)	(9,842)	(12,230)	—	(22,072)
Adjusted EBITDA less capital expenditures	$41,664	$8,222	$(3,378)	$46,508

(1) Excludes $125.7 million of capital expenditures associated with Project Express

EXHIBIT 99.3

Year Ended December 31, 2015

	GTT	Hibernia (3)	Pro Forma Adjustments	Pro Forma Combined

Net income (loss)	$19,304	$(14,671)	$(55,807)	$(51,174)
(Benefit from) provision for income taxes	(34,131)	4,445	(37,205)	(66,891)
Interest and other expense, net	15,109	10,133	42,309	67,551
Loss on debt extinguishment	3,420	—	16,391	19,811
Depreciation and amortization	46,708	22,203	21,808	90,719
Severance, restructuring and other exit costs	12,670	—	—	12,670
Transaction and integration costs	6,085	—	8,000	14,085
Share-based compensation	7,876	—	—	7,876
Non-Recurring project bonus	—	12,118	—	12,118
Adjusted EBITDA	77,041	34,228	(4,504)	106,765
Purchases of property, plant and equipment(1)	(14,070)	(21,892)	—	(35,962)
Adjusted EBITDA less capital expenditures	$62,971	$12,336	$(4,504)	$70,803

(1) Excludes $139.7 million of capital expenditures associated with Project Express

Note 8 Supplemental Subsequent Event Disclosure

On November 14, 2016 the Company purchased a customer base from an international service provider for $28 million.
$14 million was paid in November 2016 with the remaining $14 million due in the second quarter of 2017, subject to certain post closing adjustments.